FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact:	Company Contact:
Neil Berkman Associates	Daniel Bernstein
(310) 826-5051	President
info@berkmanassociates.com	(201) 432-0463

Bel's Third Quarter Net Earnings Increased 29% to $0.65 Per Share
Sales Increased 30% to a Record $73 Million

JERSEY CITY, New Jersey, October 27, 2006 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the third quarter of 2006, highlighted by a 29% increase in net earnings and a 30% increase in net sales from the comparable period in 2005.

For the three months ended September 30, 2006, net sales rose to a quarterly record $73,260,000 from $56,248,000 for the same period last year. Net earnings increased 29% to $7,745,000, or $0.65 per diluted share, compared to $5,986,000, or $0.52 per diluted share, for the third quarter of 2005.

"Sales in each of our four product groups rose to new records in the third quarter, driving sequential gains in revenue and income from operations compared to this year's second quarter and to the prior year. Growth in our Magnetics and Modules groups was particularly strong," said Daniel Bernstein, president. "We are encouraged by Bel's third quarter performance, especially in light of the increases in raw materials and transportation costs that continue to affect our industry."

For the nine months ended September 30, 2006, net sales increased 22% to a record $194,360,000 from $159,231,000 for the first nine months of 2005. Net earnings increased 21% to $20,506,000, or $1.73 per diluted share, compared to $16,968,000, or $1.47 per diluted share, for the same period last year.

At September 30, 2006, Bel reported cash, cash equivalents and marketable securities of approximately $96,815,000, working capital of approximately $141,025,000, a current ratio of 3.7-to-1, total long term obligations of $4,013,000 and shareholders' equity of $220,691,000.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21300567 after 1:00 p.m. EDT.

About Bel

Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed in this press release are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(table attached)

BEL FUSE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net Sales	$73,260	$56,248	$194,360	$159,231

Costs and expenses:
Cost of sales	55,742	40,420	146,058	113,801
Selling, general and administrative expenses	9,097	8,811	28,707	24,650
Casualty loss	--	--	1,030	--

	64,839	49,231	175,795	138,451

Income from operations	8,421	7,017	18,565	20,780

Other income - net	832	347	1,962	772
Gain on Sale of Marketable Securities	--	--	5,151	--

Earnings before income tax provision	9,253	7,364	25,678	21,552
Income tax provision	1,508	1,378	5,172	4,584

Net earnings	$7,745	$5,986	$20,506	$16,968

Net earnings per common share
Basic	$0.65	$0.52	$1.74	$1.48
Diluted	$0.65	$0.52	$1.73	$1.47

Weighted average common shares outstanding
Basic	11,829	11,501	11,789	11,448
Diluted	11,872	11,575	11,844	11,542

CONDENSED CONSOLIDATED BALANCE SHEET DATA
( 000s omitted)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2006	2005	LIABILITIES & EQUITY	2006	2005
	(unaudited)	(audited)		(unaudited)	(audited)

Current Assets	$193,686	$165,232	Current liabilities	$52,661	$37,029

Property, plant
& equipment, net	43,641	42,379	Non-current liabilities	4,013	3,451

Goodwill	28,117	22,428

Intangibles & other assets	11,921	12,017	Stockholders' equity	220,691	201,576

Total Assets	$277,365	$242,056	Total Liabilities & Equity	$277,365	$242,056